Exhibit 10.93

INVITROGEN CORPORATION’S

EXECUTIVE OFFICER SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

EFFECTIVE FEBRUARY 28, 2006

INVITROGEN CORPORATION’S

EXECUTIVE OFFICER SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

I.	INTRODUCTION

Invitrogen Corporation (“Invitrogen”) hereby adopts the Invitrogen Corporation Executive Officer Severance Plan and Summary Plan Description (the “Plan”), to provide severance benefits to eligible executives of Invitrogen whose employment is terminated involuntarily under certain circumstances. The Plan is effective as of February 28, 2006, and supersedes any and all other severance plans, policies or practices, including but not limited to the Invitrogen Corporation Executive Officer Severance Plan and Summary Plan Description, effective November 1, 2004. All benefit determinations under the Plan and interpretation of Plan provisions will be made by Invitrogen (or its designee) in its sole discretion as Plan Administrator. The Plan is described in further detail below.

II.	ELIGIBILITY

Any executive currently working for Invitrogen at the executive officer level (EL-2 and above) whose employment is terminated involuntarily is eligible for severance benefits described in Section III of this Plan, PROVIDED each of the following requirements is met:

1. The termination of employment is involuntary. The termination is involuntary if initiated by Invitrogen.

2. The termination is not due to retirement, death or disability of the executive.

3. The termination of employment is not for “cause” (as defined below). Employment is terminated involuntarily if the termination action is initiated by Invitrogen and is not for cause. For purposes of the Plan, “cause” shall mean the following:

a. Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive with respect to his/her obligations or otherwise relating to the business of Invitrogen, its affiliates or customers;

b. The executive’s material breach of the Information and Technology Agreement;

c. The executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or

d. The executive’s willful neglect of duties as determined in the sole and exclusive discretion of Invitrogen.

Invitrogen, as Plan Administrator, will, in its sole discretion, determine if a termination of employment is for “cause.”

4. The executive is not a temporary employee or a new hire who has not yet started to work on a regular, full-time or part-time basis.

5. The executive is not covered under any other severance-type plan, policy, arrangement or agreement that provides severance payments and benefits more favorable in the aggregate to those provided herein. If any such plan, policy, arrangement or agreement exists, the executive will receive payments and benefits pursuant to that plan, policy, arrangement or agreement and shall not receive any of the severance payments and benefits described herein. If the severance payments and benefits provided under any other severance-type plan, policy, arrangement or agreement are less favorable in the aggregate than the severance payments and benefits described in this Plan, than the executive will be eligible for the severance payments and benefits described herein, provided that all of the remainder of the eligibility requirements are met. In no case, will the executive receive severance payments and benefits under any other such severance-type plan, policy, arrangement or agreement and this Plan.

6. The executive has not agreed in writing to waive severance benefits under this Plan or otherwise payable from Invitrogen.

7. The executive signs and does not revoke a Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) in a form acceptable to Invitrogen. Such Separation Agreement provides for a full, general release of all claims, known and unknown, suspected and unsuspected, by the eligible executive, as well as agreements pertaining to nondisparagement, confidentiality, return of Invitrogen property, among other provisions and may contain, at Invitrogen’s sole and absolute discretion, a 12-month covenant not to compete and a 12-month nonsolicitation of customers and/or employees provision, all of which shall be drafted to comply with applicable governing law.

8. The executive has returned all Invitrogen property and equipment.

A terminated executive must satisfy all of the requirements set forth above in order to receive severance benefits under the Plan. Eligibility for severance benefits under the Plan will be determined by Invitrogen upon an eligible executive’s termination of employment. Invitrogen has full power and authority to interpret the provisions of the Plan and render decisions on eligibility for benefits. If Invitrogen determines that an eligible executive satisfies all of the eligibility conditions described above, the executive will receive severance benefits calculated in accordance with Section III below. The severance benefits will be paid following the eligible executive’s termination of employment in accordance with the terms set forth below and in the Separation Agreement.

III.	SEVERANCE BENEFITS

A. Severance Pay and Benefits. The following severance pay and benefits are payable under this Plan:

1. Severance Pay. The amount of severance pay provided to an eligible involuntarily terminated executive under this Plan is twelve (12) months of base salary.

The amount of severance payable to an eligible executive shall be based upon the executive’s regular weekly base salary in effect immediately before his/her termination of employment. The weekly salary shall be determined without regard to any overtime, bonuses, fringe benefits, reimbursements or other irregular payments.

Severance will be paid in accordance with one of the following two payment schedules, to be determined by Invitrogen at its discretion at the time of the executive’s termination:

(a) over time in accordance with Invitrogen’s regular payroll practices, provided that all such payments are made by March 15 of the year following the year in which the termination occurs; or

(b) all severance payments will be delayed six (6) months from the date of termination, at which time a lump sum payment equal to six (6) months of the executive’s base salary, plus an interest payment calculated using the six-month Libor rate, will be made. The remaining severance payments (equal to six (6) months of the executive’s base salary) will be made thereafter in accordance with Invitrogen’s regular payroll practices.

2. Incentive Bonus. The executive will receive his/her target incentive bonus under Invitrogen’s Incentive Compensation Plan (“ICP”) for the year in which the termination occurred, prorated to the date of termination, payable in a lump sum within thirty (30) days of the date of termination if the executive is paid severance according to the schedule described in section III.A.1.a or in six months if the executive is paid severance according to the schedule described in section III.A.1.b. An incentive payment made after six months will include an interest payment calculated using the six-month Libor rate.

3. Outplacement Services. Invitrogen will provide nine (9) months of outplacement assistance through a designated service provider to eligible executives. In no event shall an eligible executive receive cash or other severance benefits in lieu of outplacement assistance.

4. Continuation of Group Health Insurance Coverage. Invitrogen will also pay for the monthly premiums required to continue an eligible executive’s group health insurance coverage for a period of twelve (12) months. Continuation of group health insurance coverage will be on the same terms as during the executive’s employment, provided the executive elects to continue such benefits and remains eligible to receive such benefits in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If an eligible executive’s group health insurance coverage included his/her dependents immediately prior to the executive’s Separation Date, such dependents shall also be covered at Invitrogen’s expense.

All severance payments and benefits will be made less applicable taxes and withholdings.

B. No Separate Fund. All severance benefits payable under the Plan are payable from Invitrogen’s general assets. There is no separate trust or fund established for the payment of severance benefits under the Plan. All amounts shall be less all appropriate deductions, including federal, state and local withholding taxes.

C. Additional Benefits. Invitrogen reserves the right to pay benefits in addition to those required by the Plan based on special circumstances. Each exception will be considered unique and not precedent-setting. Payment of additional amounts or provision of additional benefits will be subject to such terms and conditions as Invitrogen may determine. All such determinations shall be made by Invitrogen in its sole and absolute discretion.

IV.	CLAIMS PROCEDURE

Severance benefits under this Plan will automatically be paid to executives who qualify for such benefits. An executive who believes that he or she is entitled to severance benefits under this Plan that have not been provided should file a claim with Invitrogen’s Human Resources Department. The claim must be in writing. If the claim is denied, written notice of the denial will be provided within 90 days (180 days if additional processing time is required) of the initial receipt of the claim. Such notice will include an explanation of the factors on which the denial is based (including specific reasons for the denial and specific references to plan provisions) and what, if any, additional information is needed to support the claim or to request a review of the decision. Further review of the claim and access to relevant plan information may be obtained by filing a written request for review with the Human Resources Department within 60 days of receiving the denial. The decision on review will be made no later than 60 days (120 days if additional processing time is required) after the request for review is received and shall contain an explanation of the right to file suit under ERISA Section 502(a) with respect to a claim denied upon such review.

V.	STATEMENT OF RIGHTS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”)

The Plan is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The following statement is required by ERISA:

ERISA provides that all employees who may become eligible for benefits under the Plan shall be entitled to:

1.	Examine, without charge, at Invitrogen’s offices all documents relating to the Plan.

2.	Obtain copies of all documents relating to the Plan upon written request. A reasonable charge may be imposed for the copies.

In addition to creating rights for employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. These people, called “fiduciaries” of the plan, have a duty to act prudently and in the interest of all employees. No one, including Invitrogen, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have Invitrogen review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from Invitrogen and do not receive them within 30 days, you may file a suit in federal court and the court may require Invitrogen to provide the materials and pay you a penalty of up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of Invitrogen. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about the Plan, you should contact Invitrogen (Human Resources). If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210.

VI.	AMENDMENT AND TERMINATION

Invitrogen, by action of its Board of Directors or by action of any committee appointed by the Board to administer the Plan, reserves the right to terminate or amend the Plan at any time and in any manner in its sole discretion. No executive shall have any vested interest in severance benefits payable under this Plan prior to satisfying all of the terms and conditions for payment of benefits under this Plan.

VII.	EMPLOYMENT RIGHTS

Nothing in this Plan shall have any effect on Invitrogen’s right to terminate an executive, with or without cause, at any time (subject to the terms of any written employment contract between the executive and Invitrogen). The payment of severance benefits under this Plan does not extend an executive’s term of employment.

VIII.	NONALIENATION OF BENEFITS

No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any eligible executive or subject to any legal process for the payment of any claim against an eligible executive.

IX.	GOVERNING LAW

This Plan shall be governed by and construed in accordance with the laws of the State of California to the extent such laws are not preempted by ERISA.

X.	GENERAL INFORMATION

Employer and Plan Administrator Name:	Invitrogen Corporation 1600 Faraday Avenue Carlsbad, California 92008

Employer Identification Number:	33 037 3077

Plan Number:	10011

Type of Plan:	The Plan is an unfunded welfare benefit plan providing severance benefits

Agent For Service of Process:	Corporate Creations International Inc. 11380 Prosperity Farms Road #221E Palm Beach Gardens, Florida 33410

Plan Year:	Calendar